Exhibit (h)(3)

QUAKER INVESTMENT TRUST
SECOND AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the 1st day of March, 2016, to the Fund Administration Servicing Agreement dated as of January 9, 2013, as amended March 20, 2014 (the “Agreement”), is entered into by and between QUAKER INVESTMENT TRUST, a Massachusetts trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees and the term of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Section 11, Terms of Agreement; Amendment is superseded and replaced with the following:

Section 11. Terms of Agreement; Amendment. This Agreement shall become effective as of January 1, 2016 and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

(Signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

QUAKER INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Justin Brundage	By: /s/Michael R. McVoy

Name: Justin Brundage	Name: Michael R. McVoy

Title: Secretary	Title: Executive Vice President

Amended Exhibit C to the Fund Administration Servicing Agreement – Quaker

FUND ACCOUNTING, FUND ADMINISTRATION, PORTFOLIO COMPLIANCE, FEE SCHEDULE at January, 2016
Annual Fee Based Upon Average Net Assets for the Fund Complex (Currently 8 Funds, 24 classes)*
        ___ basis points on the first $___
        ___ basis points on the next $___
        ___ basis points on the balance above $___

▪ $___ /minimum per fund, includes up to 3 classes per fund
▪ Fee Reduction: 10% of the minimum annual fee for the first six months of 2016

Pricing Services**
▪ $___ - Domestic Equities, Options, ADRs
▪ $___ - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates
▪ $___ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                   Bonds, Asset Backed Securities, Mortgage Backed Securities
▪ $___ - Bank Loans
▪ $___ - Credit Default Swaps
▪ $___ - Swaptions, Index Swaps
▪ $___ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪ $___ /Foreign Equity Security per Month for Corporate Action Service
▪ $___ /Domestic Equity Security per Month for Corporate Action Service
▪ $___ /Month Manual Security Pricing (>10/day)

Fair Value Services (Charged at the Complex Level)**
▪ $___ on the First 100 Securities
▪ $___ on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.

Chief Compliance Officer Support Fee*
▪ $___ /year per service

Out-Of-Pocket Expenses
Including but not limited to intraday indicative value (IIV) agent fees, corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, etc), postage, stationery, programming and development, web maintenance and data feeds, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, telephone toll-free lines, service/data conversion, special reports, record retention, disaster recovery charges, NSCC activity charges, data communication and implementation charges, postage/stationary charges, reverse stock splits, tender offers, travel, and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – annual legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, performance reporting, non-standard intraday indicative value (IIV) calculation, customized benchmarking, and additional services mutually agreed upon.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.

Amended Exhibit C (continued) to Fund Administration Servicing Agreement – Quaker

FUND ACCOUNTING, FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SUPPLEMENTAL SERVICES FEE SCHEDULE at January, 2016

Annual Legal Administration – Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:
▪ $___

Additional Services:
▪ Subsequent new fund launch – $___ /project

Daily Pre- and Post-Tax and/or Sub-Advisor Performance Reporting
▪ Performance Service – Included
▪ Setup – Included
▪ FTP Delivery – $___ setup /FTP site

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